EXHIBIT 23(a)




INDEPENDENT AUDITORS' CONSENT

GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement of General Motors Corporation on Form S-8 of:

o our report dated January 16, 2003 (March 12, 2003, as to Note 26) appearing on page II-20 of the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2002 and,

o our report dated January 15, 2003 (March 6, 2003 as to Note 22; July 22, 2003 as to the reclassification of DIRECTV Broadband as a discontinued operation and the reclassification of segment information as described in
      Note 1, Note 2 and Note 18) appearing in the General Motors Corporation Current Report on Form 8-K dated July 24, 2003.

These reports express unqualified opinions and include explanatory paragraphs relating to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as described in Notes 1 and 3, respectively.

We also consent to the incorporation by reference in this Registration Statement of General Motors Corporation on Form S-8 of our report dated June 5, 2003 appearing in the Annual Report on Form 11-K of the General Motors Savings - Stock Purchase Program for Salaried Employees in the United States for the year ended December 31, 2002.


/s/DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP

October 9, 2003





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